EXHIBIT 99.1

News Release

Contact:	Tom Lampen, ChoiceOne Bank (616) 887-2337 tlampen@choiceone.com

ChoiceOne Financial Announces Earnings For 2013

Sparta, Michigan – January 31, 2014 – ChoiceOne Financial Services, Inc. (OTCBB:COFS), parent company for ChoiceOne Bank, reported net income of $1,346,000 for the fourth quarter of 2013 compared to $1,104,000 in the same period in 2012. Earnings per share were $0.41 for the fourth quarter of 2013 compared to $0.33 for the fourth quarter in the prior year. Net income for the full year 2013 was $5,094,000 or $1.55 per share, compared to $4,262,000 or $1.29 per share for the full year 2012.

“I am very pleased to report our earnings for the fourth quarter and year of 2013,” said James Bosserd, President and Chief Executive Officer of ChoiceOne Financial Services, Inc. “Our fourth quarter net income increased 22 percent and our full year net income increased 20 percent when compared to the same periods in 2012. As a local community bank, I believe it is important to note our loan growth in the last 12 months demonstrated our commitment to meeting the credit needs of the families, farmers, and businesses in our local communities. We experienced deposit growth of $13.0 million in our checking and savings accounts over the past 12 months as we continued to build new and expanded relationships with our clients. I am also pleased to report that by actively managing our other real estate owned properties, we reduced this balance from $2.0 million as of December 31, 2012 to $508,000 as of December 31, 2013. Our growth in loans and deposits has shown that we are active in developing and supporting our communities.”

The primary reason for the increase in net income in both the fourth quarter and the full year 2013 compared to the same periods in 2012 was a lower provision for loan losses. This was partially offset by lower net interest income and noninterest income for both periods. Noninterest expense was down slightly in the fourth quarter of 2013, in contrast to the full year 2013 which was higher than 2012.

Net interest income decreased $124,000 in the fourth quarter of 2013 and $79,000 for the full year 2013 compared to the same periods in the prior year. Average earning assets grew $4.3 million in the full year 2013 compared to the same period in 2012. The average balance of loans increased $5.2 million during 2013 as average commercial loans were $4.0 million higher and consumer loans $0.9 million higher in the full year 2013 than in the prior year. The average balance of securities was $4.4 million higher in the full year 2013 than in the prior year as securities were purchased during 2013 to provide growth in earning assets. ChoiceOne’s net interest spread was unchanged from the year of 2012 to the full year 2013. The net reductions in rates paid on funding sources were equal to the reductions in rates earned on loans and investment securities.

The provision for loan losses was $0 in the fourth quarter and $300,000 in the full year 2013, compared to $540,000 and $2,515,000, respectively, in the same periods in 2012. Although net charge-offs were higher in the fourth quarter of 2013 than in the corresponding period in 2012, net charge-offs for the full year 2013 were lower than the prior year, which caused the need for less provision expense. Net charge-offs were $977,000 in the fourth quarter of 2013 and $1,417,000 in the full year 2013, compared to $461,000 and $1,876,000, respectively, in the same periods in the prior year. ChoiceOne’s allowance for loan losses was 1.50 percent of total loans as of December 31, 2013, compared to 1.81 percent as of September 30, 2013 and 1.88 percent as of December 31, 2012. Total nonperforming loans were $7.7 million as of December 31, 2013, compared to $7.4 million as of September 30, 2013 and $6.8 million as of December 31, 2012. The increase in nonperforming loans during 2013 was due to an increase of $792,000 in nonaccrual loans. Nonperforming loans included $5.0 million of loans classified as troubled debt restructurings as of December 31, 2013, of which $4.2 million was current as to payments and performing according to their new terms.

Noninterest income was $146,000 lower in the fourth quarter of 2013 and $487,000 lower in the full year 2013 than in the same periods in 2012. Customer service charges increased $39,000 and $312,000 in the fourth quarter and year of 2013, respectively, compared to the same periods in the prior year as a result of growth in overdraft and debit card fee income. Insurance and investment commission income grew $30,000 in the fourth quarter of 2013 and $115,000 in the full year 2013 as a result of increased sales of investment products in 2013. Gains on sales of loans declined $131,000 in the fourth quarter and $68,000 in the full year 2013 compared to the same periods in 2012. Longer term mortgage rates began to rise late in the second quarter of 2013 and continued to increase in the third quarter. The higher level of mortgage rates in the second half of 2013 caused a reduction in mortgage refinancing in the last two quarters of 2013 and may negatively impact mortgage volume in 2014. Gains on sales of securities declined $64,000 in the fourth quarter and $282,000 in the full year 2013 compared to the same periods in 2012 due to a lower level of sales activity and rising rates, which eliminated some of the potential for gains. Net losses on sales of other assets were $36,000 lower in the fourth quarter and $464,000 higher in the full year 2013 compared to the same periods in the prior year as a result of more write-downs of foreclosed properties. The decrease in other noninterest income in the fourth quarter of 2013 compared to the same quarter in 2012 resulted from lower ATM fees. The decrease in other noninterest income in the full year 2013 compared to the same period in 2012 was due to a death benefit received on bank-owned life insurance in the first quarter of 2012.

Noninterest expense decreased $62,000 in the fourth quarter of 2013 and increased $377,000 in the full year 2013 compared to the same periods in 2012. A reduction of salaries and benefits expense of $70,000 in the fourth quarter of 2013 compared to the same quarter in the prior year was due to a decrease in salary continuation expense caused by an increase in interest rates used for the expense accrual. An increase in salaries and benefits expense of $367,000 in the full year 2013 compared to the same period in 2012 resulted from higher costs associated with salaries, commissions, and health insurance. Occupancy and equipment expense grew $54,000 in the fourth quarter and $85,000 in the full year 2013 compared to the same periods in 2012 due to higher maintenance and miscellaneous other occupancy expenses. Data processing expense decreased $126,000 in the fourth quarter of 2013 and $20,000 in the full year 2013 compared to the same periods in the prior year due to changes in operational costs associated with ATM and electronic banking expenses. The increase of $73,000 in professional fees in the fourth quarter of 2013 compared to the same quarter in the prior year was primarily due to higher legal fees. Loan and collection expense was $81,000 and $212,000 lower in the fourth quarter and year of 2013 compared to the same periods in the prior year as a result of lower costs related to collection of nonperforming loans and maintenance of foreclosed properties. Other noninterest expense increased $88,000 in the fourth quarter of 2013 and $157,000 in the full year 2013 compared to the same periods in 2012 resulting from higher expenses for supplies, postage, and various other fluctuations.

Total assets increased $15.8 million in the fourth quarter of 2013 and $5.7 million in the 12 months ended December 31, 2013. Cash and cash equivalents grew $6.8 million in the fourth quarter of 2013 and $1.4 million in the last 12 months due to the timing of loan and deposit growth. Securities increased $8.6 million in the fourth quarter of 2013 and $1.6 million in the full year 2013 as purchases were used to provide growth in earning assets. Net loans grew $2.2 million in the fourth quarter of 2013 and $6.5 million in the 12 months ended December 31, 2013. Growth of $10.1 million in commercial loans in the last 12 months was partially offset by a reduction of $6.2 million in residential mortgage loans. Total deposits increased $11.8 million in the fourth quarter of 2013 while decreasing $6.1 million in the full year 2013. Local certificates of deposits declined $17.5 million in the past 12 months while checking and savings deposits grew $13.0 million. Borrowings increased $3.8 million in the fourth quarter of 2013 and $12.4 million since the end of 2012 as a result of $6.4 million of increased repurchase agreements and $6.0 million of additional advances from the Federal Home Loan Bank.

ChoiceOne Financial Services, Inc. is a financial holding company headquartered in Sparta, Michigan and the parent corporation of ChoiceOne Bank. ChoiceOne Bank operates 12 full service offices in parts of Kent, Ottawa, Muskegon, and Newaygo Counties. ChoiceOne Bank offers insurance and investment products through its subsidiary, ChoiceOne Insurance Agencies, Inc. ChoiceOne Financial Services, Inc. common stock is quoted on the OTCBB under the symbol “COFS.” For more information, please visit Investor Relations at ChoiceOne’s website at www.choiceone.com.

Condensed Balance Sheets
(Unaudited)

(In Thousands)	12/31/2013	9/30/2013	12/31/2012
Cash and Cash Equivalents	$20,479	$13,694	$19,034
Securities	139,832	131,192	138,242
Loans Held For Sale	931	973	1,874
Loans, Net of Allowance For Loan Losses	311,231	309,980	305,616
Premises and Equipment	11,995	12,142	12,121
Cash Surrender Value of Life Insurance Policies	10,269	10,195	9,970
Goodwill and Other Intangible Assets	15,003	15,116	15,452
Other Assets	4,835	5,443	6,604

Total Assets	$514,575	$498,735	$508,913

Noninterest-bearing Deposits	$102,243	$92,078	$101,861
Interest-bearing Demand Deposits	139,670	134,801	127,375
Savings Deposits	63,681	63,171	63,406
Local Certificates of Deposit	112,533	116,304	130,057
Nonlocal Certificates of Deposit	—	—	1,500
Borrowings	32,425	28,617	19,992
Other Liabilities	2,465	2,963	4,216

Total Liabilities	453,017	437,934	448,407

Shareholders’ Equity	61,558	60,801	60,506

Total Liabilities and Shareholders’ Equity	$514,575	$498,735	$508,913

Condensed Statements of Income
(Unaudited)

	Quarter Ended		Twelve Months Ended
(In Thousands, Except Per Share Data)	12/31/2013	12/31/2012	12/31/2013	12/31/2012
Interest Income
Loans, including fees	$3,858	$4,092	$15,801	$16,875
Securities	795	839	3,202	3,319
Other	4	6	12	25
Total Interest Income	4,657	4,937	19,015	20,219

Interest Expense
Deposits	297	444	1,328	2,087
Borrowings	30	39	91	457
Total Interest Expense	327	483	1,419	2,544

Net Interest Income	4,330	4,454	17,596	17,675
Provision for Loan Losses	—	540	300	2,515
Net Interest Income after Provision
for Loan Losses	4,330	3,914	17,296	15,160

Noninterest Income
Customer service charges	943	904	3,677	3,365
Insurance and investment commissions	195	165	826	711
Gains on sales of loans	297	428	1,566	1,634
Gains on sales of securities	48	112	137	419
Losses on sales of other assets	(2)	(38)	(822)	(358)
Other income	208	264	1,018	1,118
Total Noninterest Income	1,689	1,835	6,402	6,889

Noninterest Expense
Salaries and benefits	2,004	2,074	8,240	7,873
Occupancy and equipment	599	545	2,341	2,256
Data processing	347	473	1,832	1,852
Professional fees	310	237	887	887
Loan and collection expense	102	183	377	589
Other expense	827	739	3,144	2,987
Total Noninterest Expense	4,189	4,251	16,821	16,444

Income Before Income Tax	1,830	1,498	6,877	5,605
Income Taxes	484	394	1,783	1,343

Net Income	$1,346	$1,104	$5,094	$4,262

Basic Earnings Per Share	$0.41	$0.33	$1.55	$1.29
Diluted Earnings Per Share	$0.41	$0.33	$1.54	$1.29

Performance Ratios
Return on Average Assets (Annualized)			1.01%	0.85%
Return on Average Equity (Annualized)			8.31%	7.21%
Net Interest Margin (Tax Equivalent) (1)			3.96%	3.96%
Efficiency Ratio			70.5%	68.1%
Net Loan Charge-offs			$1,417	$1,876
Net Loan Charge-offs as Percentage of
Average Loans (Annualized)			0.45%	0.61%

(1)    The presentation of net interest margin on a tax-equivalent basis is not in accordance with generally accepted accounting principles (“GAAP”), but is customary in the banking industry. This non-GAAP measure ensures comparability of net interest margin arising from both taxable and tax-exempt loans and investment securities. The tax-equivalent adjustment uses an incremental tax rate of 34%.

Forward-Looking Statements
This press release contains forward-looking statements. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “is likely,” “plans,” “predicts,” “projects,” “may,” “could,” variations of such words and similar expressions are intended to identify such forward-looking statements. Management’s determination of the provision and allowance for loan losses, the carrying value of goodwill and loan servicing rights, and the fair value of investment securities (including whether any impairment on any investment security is temporary or other than temporary) and management’s assumptions concerning pension and other postretirement benefit plans involve judgments that are inherently forward-looking. Statements regarding future gains on sales of loans and future mortgage volume are forward-looking. These statements reflect management’s current beliefs as to the expected outcomes of future events and are not guarantees of future performance. These statements involve certain risks, uncertainties and assumptions (“risk factors”) that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed, implied or forecasted in such forward-looking statements. Furthermore, ChoiceOne undertakes no obligation to update, amend, or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.

Risk factors include, but are not limited to, the risk factors described in Item 1A in ChoiceOne Financial Services, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2012; changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking laws and regulations; changes in tax laws; changes in prices, levies and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of pending and future litigation and contingencies; trends in customer behavior as well as their abilities to repay loans; changes in the local and national economies; changes in market conditions; the level and timing of asset growth; various other local and global uncertainties such as acts of terrorism and military actions; and current uncertainties and fluctuations in the financial markets and stocks of financial services providers due to concerns about capital levels and credit availability and concerns about the Michigan economy in particular. These are representative of the risk factors that could cause a difference between an ultimate actual outcome and a preceding forward-looking statement.

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EDITORS NOTE: Media interviews with ChoiceOne Bank executives are available by calling Tom Lampen at (616) 887-2337 or tlampen@choiceone.com. Electronic versions of bank official headshots are also available.